EXHIBIT 11


STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
TRINOVA CORPORATION
(In thousands, except per share data)

                                        Three Months Ended      Six Months Ended
                                             June 30                 June 30
                                        ------------------      -------------------
                                         1995       1994         1995          1994
                                         ----       ----         ----          ----
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding                28,815      28,745      28,812     28,659
Assumed conversion of the 6%
 convertible debentures                    1,905       1,905       1,905      1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price            70         216          70        216
                                       ---------  ----------  ---------- ----------
Average shares of common stock
 and common stock equivalents
 outstanding                              30,790      30,866      30,787     30,780
                                      ==========  ==========  ========== ==========

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                            $   33,280  $   19,324  $   55,868 $   32,598
After-tax equivalent of interest
  expense on the 6% convertible
  debentures                                 930         930       1,860      1,860
                                      ----------  ----------  ---------- ----------
Income attributable to common stock   $   34,210  $   20,254  $   57,728 $   34,458
                                      ==========  ==========  ========== ==========


Net Income per Share                  $     1.11  $      .66  $     1.88 $     1.12
                                      ==========  ==========  ========== ==========

<NOTE>

Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.

</NOTE>











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